                        GENERAL INSTRUMENT CORPORATION
                                  Exhibit 11
                       Computation of Earnings Per Share
                    (In Thousands Except Per Share Amounts)
                                                        Three Months Ended
                                                             March 31,
                                                        ------------------
                                                          1994      1993
                                                        --------  --------
PRIMARY:
   Income before cumulative effect of changes in
       accounting principles                            $52,901    $11,193
   Cumulative effect of changes in accounting
        principles                                       (1,917)       217
                                                        -------    -------
   Net Income                                           $50,984    $11,410
                                                        =======    =======

Weighted average common shares outstanding              $60,216    $58,942
   Incremental shares under stock option plans            1,266      1,776
                                                        -------    -------
   Weighted average common and common equivalent
        shares outstanding                              $61,482    $60,718
                                                        =======    =======
Primary earnings per share:
   Income before cumulative effect of changes
        in accounting principles - net                  $  0.86    $  0.19
   Cumulative effect of changes in accounting
        principles                                        (0.03)         -
                                                        -------    -------
   Net income                                           $  0.83    $  0.19
                                                        =======    =======
FULLY DILUTED:
   Income before cumulative effect of changes in
        accounting principles                           $52,901    $11,193
   Interest and amortization of debt issuance costs
        related to the Convertible Junior Subordinated
        Notes net of income tax effects                   6,470          -
                                                        -------    -------
   Adjusted income before cumulative effect of changes
        in accounting principles                        $59,371    $11,193
   Cumulative effect of changes in accounting
        principles                                       (1,917)       217
                                                        -------    -------
   Adjusted net income                                  $57,454    $11,410
                                                        =======    =======

Weighted average common shares outstanding              $60,216    $58,942
   Incremental shares under stock option plans            1,266      1,776
   Incremental shares attributable to Convertible
        Junior Subordinated Notes                        10,526          -
                                                        -------    -------
   Adjusted weighted average shares outstanding          72,008     60,718
                                                        =======    =======
Fully diluted earnings per share:
   Income before cumulative effect of change in
        accounting principles                           $  0.83    $  0.19
   Cumulative effect of changes in accounting
        principles                                        (0.03)         -
                                                        -------    -------
   Net income                                           $  0.80    $  0.19
                                                        =======    =======

Note: The computations of primary and fully diluted earnings per share assume incremental shares under stock option plans using the treasury method.

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